UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED:  May 21, 2008

ATP OIL & GAS CORPORATION

(Exact name of registrant as specified in its charter)

Commission file number: 000-32261

Texas	76-0362774
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4600 Post Oak Place, Suite 200

Houston, Texas 77027

(Address of principal executive offices)

(Zip Code)

(713) 622-3311

(Registrant's telephone number, including area code)

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 21, 2008 T. Paul Bulmahn has been appointed to serve as Chief Executive Officer of ATP Oil & Gas Corporation (the "Corporation") and will continue as Chairman of the Board. He has served as the Corporation's President and Chairman since the Corporation's founding in 1991, and resigned as President effective May 21, 2008. Other than the change in Mr. Bulmahn's title, his employment agreement and all other personal information have not changed and are set forth in the Corporation's most recently filed proxy statement and annual report on Form 10-K, and such information is hereby incorporated herein by reference.

Leland E. Tate has been promoted to the Corporation's President effective May 21, 2008. He served as the Corporation's Chief Operating Officer from August of 2000 to May 21, 2008. Other than the change in Mr. Tate's title, his employment agreement and all other personal information have not changed and are set forth in the Corporation's most recently filed proxy statement and annual report on Form 10-K, and such information is hereby incorporated herein by reference.

Effective May 21, 2008 George R. Morris was promoted to the Corporation's Chief Operating Officer. Mr. Morris is 53 years of age and served as the Corporation's Vice President, Acquisitions from 2002 until 2004 and again after his return to the Corporation in 2007. From 2004 to 2007, he was Chief Operating Officer at Chroma Exploration & Production. Mr. Morris received his B.S. in mechanical engineering from Colorado State University in 1977 and is a registered professional engineer in the State of Texas.

On May 21, 2008, the Corporation entered into an employment agreement (the "Employment Agreement") with Mr. Morris. The following description of the Employment Agreement does not purport to be a complete description thereof and is qualified in its entirety by reference to the text of the Employment Agreement, which is filed as Exhibit 10.1 of this Current Report on Form 8-K.

Mr. Morris's current base annual salary is $311,000, and he has the opportunity to participate in the Corporation's bonus and stock-based compensation plans. The Employment Agreement terminates on April 30, 2011, unless sooner terminated by either Mr. Morris or the Corporation. The Employment Agreement further provides for automatic extensions for additional one-year periods. Termination of employment may occur at any point, with or without Cause (as defined in the Employment Agreement). Upon termination of employment for any reason, Mr. Morris will be entitled to receive salary through the date of termination, plus accrued but unpaid vacation and any other payments or benefits to be provided to him pursuant to any employee benefit plans or arrangements adopted by the Corporation, to the extent such payments and benefits are earned and vested as of the termination date. Should termination of employment occur due to death or disability, then Mr. Morris will receive all of the above compensation, plus a pro rata bonus payment determined in accordance with the Employment Agreement. Alternatively, should termination of employment occur without Cause or by Mr. Morris for Good Reason (as defined in the Employment Agreement), he will be entitled to salary through the end of the Agreement Term, plus a pro rata bonus payment determined in accordance with the Employment Agreement, immediate vesting in outstanding equity awards and one year of continued medical, dental, life and disability benefits for him, his spouse and his eligible dependents. Should termination of employment occur at or during the twelve months subsequent to a change in control, as defined, Mr. Morris will be entitled to 1.5 times his total compensation, plus a pro rata bonus payment determined in accordance with the Employment Agreement, immediate vesting in outstanding equity awards and one year of continued medical, dental, life and disability benefits for him, his spouse and his eligible dependents.  Further, the Corporation must compensate Mr. Morris for adverse tax consequences under section 4999 of the Internal Revenue Code of 1986 of the payments made under the Employment Agreement, including, but not limited to excise taxes, penalties, fines and interest.

The Employment Agreement prohibits Mr. Morris from (i)disclosing confidential information and trade secrets during the term of the Employment Agreement and thereafter, and (ii) utilizing trade secrets acquired or developed while employed by the Corporation, engaging in the acquisition and development of marginal oil and gas fields in the Gulf of Mexico and the North Sea, or pursuing properties or projects the Corporation has evaluated or acquired, during the term of the Employment Agreement and for a period of one year following termination of the employment.

Mr. Morris is the current owner of 2,000 shares of common stock of the Corporation and has previously been granted the following equity awards:

On October 31, 2007, Mr. Morris received a grant of 15,000 options to purchase common stock of the Corporation for $51.31 per share. These options expire on October 31, 2012. Twenty-five percent (or 3,750) options vest on each of November 1, 2008, 2009, 2010 and 2011.

Also on October 31, 2007, Mr. Morris received a grant of 15,000 shares of restricted common stock of the Corporation. Twenty-five percent (or 3,750) shares vest on each of November 1, 2008, 2009, 2010 and 2011.

On December 21, 2007, Mr. Morris received a grant of 6,000 shares of restricted common stock of the Corporation. Twenty-five percent (or 1,500) shares vest on each of January 1, 2009 and 2010, and 3,000 shares vest on January 1, 2011.

Item 8.01 Other Events.

On May 21, 2008, the Corporation issued a press release announcing that the foregoing management changes had occurred. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits
(c) Exhibits

99.1 Employment Agreement between ATP Oil & Gas Corporation ("ATP") and George Morris, dated May 21, 2008.

99.2 Press Release dated May 21, 2008 for ATP Oil & Gas Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
ATP OIL & GAS CORPORATION

Date: May 23, 2008	By:	/s/ ALBERT L. REESE, JR.
Albert L. Reese, Jr.
Chief Financial Officer